Exhibit 99.1

Contact:	Timothy J. Naughton Chief Executive Officer and President AvalonBay Communities, Inc. 703-317-4620

For Immediate Release

AVALONBAY COMPLETES ARCHSTONE ACQUISITION

Arlington, VA (February 27, 2013) — AvalonBay Communities, Inc. (NYSE: AVB) announced today that it and Equity Residential (NYSE: EQR) have completed their previously announced acquisition (“Archstone Acquisition”) of the assets and liabilities of Archstone Enterprise LP (“Archstone”) from Lehman Brothers Holdings, Inc., which consist principally of a portfolio of high quality apartment communities in major markets in the United States.  AvalonBay acquired approximately 40% of Archstone’s assets and liabilities and Equity Residential acquired approximately 60% of Archstone’s assets and liabilities.

AvalonBay’s portion of the completed transaction is valued at approximately $6.5 billion.  In addition to assuming approximately $3.9 billion of consolidated and unconsolidated indebtedness, AvalonBay paid $669 million in cash and delivered 14,889,706 shares of AvalonBay common stock, valued at $1.9 billion as of the market’s close on Wednesday, February 27, 2012.

As a part of the Archstone Acquisition, AvalonBay acquired 60 apartment communities, containing 20,089 apartment homes, of which 5 communities are under construction and are expected to contain 1,198 apartment homes upon completion; 5 parcels of land, which if developed as anticipated, are expected to contain a total of 1,414 apartment homes; interests in joint ventures (which may be acquired on a deferred closing basis) which own 12 apartment communities, containing 2,851 apartment homes; and a 40% ownership interest in a joint venture arrangement with Equity Residential that contains certain non-core assets and residual liabilities that will be jointly managed until disposition or resolution.

Commenting on the Acquisition, Tim Naughton, AvalonBay’s CEO and President said, “Our acquisition of assets from Archstone represents a rare opportunity to expand our presence across our markets with a portfolio that is complementary on three important dimensions - market concentration, submarket positioning, and price point.  In addition, this acquisition provides scale benefits in terms of brand penetration and G&A leverage, which we believe will strengthen our competitive position over time and create long-term value for shareholders.”

The following table depicts the preliminary approximate allocation of AvalonBay’s investment:

Copyright © 2013 AvalonBay Communities, Inc. All Rights Reserved

Preliminary
Approximate
Acquisition Value (1)
(Dollars in thousands)
Consolidated stabilized assets	$5,700,000
Development communities under construction	300,000
Land held for future development	100,000
Net equity in unconsolidated joint ventures plus allocable venture debt	400,000

Total	$6,500,000

(1)         Value is based on the closing price of our common stock on February 27, 2013 and the debt to be assumed after a $200 million adjustment to the face value of debt to reflect debt at fair market value.

About AvalonBay Communities, Inc.

As of December 31, 2012, the Company owned or held an interest in 203 apartment communities containing 59,391 apartment homes in nine states and the District of Columbia, of which 23 communities were under construction and five communities were under reconstruction.  AvalonBay is in the business of developing, redeveloping, acquiring, and managing apartment communities in high barrier-to-entry markets of the United States. More information on AvalonBay, an S&P 500 listed company, may be found on AvalonBay’s website at http://www.avalonbay.com.

Forward-Looking Statements

This press release contains “forward-looking statements” as that term is defined under the Private Securities Litigation Reform Act of 1995. You can identify forward-looking statements by our use of the words “believe,” “expect,” “anticipate,” “intend,” “estimate,” “assume,” “project,” “plan,” “may,” “shall,” “will” and other similar expressions in this press release, that predict or indicate future events and trends and that do not report historical matters.

Forward-looking statements or forecasts relating to the business, prospects, operating statistics or financial results that relate to or may be expected to result from the Archstone Acquisition are based on expectations, forecasts and assumptions that are inherently speculative and are subject to substantial risks and uncertainties, many of which we cannot predict with accuracy and some of which we may not have anticipated. As a result, the actual operating statistics and financial results that relate to or may be expected to result from the Archstone Acquisition may differ materially from the Company’s forecasts. Risks, uncertainties and other factors related to the Archstone Acquisition that might cause such differences include, among other things, the following: we may not be able to integrate the assets and operations acquired in the Archstone Acquisition in a manner consistent with our assumptions and/or we may fail to achieve expected efficiencies and synergies; we may encounter liabilities related to the Archstone Acquisition for which we may be responsible that were unknown to us at the time we agreed to the Archstone Acquisition or at the time of this press release; and our assumptions concerning risks relating to our lack of control of joint ventures and our ability to successfully dispose of certain assets may not be realized.

We do not undertake a duty to update these forward-looking statements, and therefore they may not represent our estimates and assumptions after the date of this press release. You should not rely on forward-looking statements because they involve known and unknown risks, uncertainties and other factors, some of which are beyond our control, and which may cause our actual results, performance or achievements to differ materially from the anticipated future results, performance or achievements expressed or implied by these forward-looking statements. In addition to the factors referred to above, you should carefully review the discussion in our Annual Report on Form 10-K for the year ended December 31, 2012, filed with the Securities and Exchange Commission on February 22, 2013, under Item 1a., “Risk Factors,”  and the other disclosures elsewhere in the Form 10-K and our subsequent reports on Form 10-Q and 8-K and other filings with the SEC for further discussion of additional risks and uncertainties associated with our business and these forward-looking statements.